												Exhibit 12.2
												11/2/2006
GULF POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2005 and the year to date September 30, 2006
												Nine
												Months
												Ended
	Year ended December 31,											September 30,
		2001		2002		2003		2004		2005		2006
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$89,716		$104,397		$110,104		$108,135		$120,951		$114,388
Interest expense, net of amounts capitalized		25,034		31,452		31,069		34,925		40,317		32,531
Distributions on mandatorily redeemable preferred securities		6,477		8,524		7,085		1,113		0		0
AFUDC - Debt funds		2,510		1,392		314		819		515		59

Earnings as defined		$123,737		$145,765		$148,572		$144,992		$161,783		$146,978

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$24,520		$28,815		$27,194		$27,693		$29,718		$21,476
Interest on affiliated loans		396		629		202		3,530		5,018		4,816
Interest on interim obligations		768		446		197		241		1,472		2,733
Amort of debt disc, premium and expense, net		2,059		2,591		2,895		3,050		2,963		2,181
Other interest charges		(199)		363		895		1,230		1,661		1,384
Distributions on mandatorily redeemable preferred securities		6,477		8,524		7,085		1,113		0		0

Fixed charges as defined		34,021		41,368		38,468		36,857		40,832		32,590
Tax deductible preferred dividends		5		5		5		5		5		0
		34,026		41,373		38,473		36,862		40,837		32,590
Non-tax deductible preferred and preference dividends		212		212		212		212		756		2,475
Ratio of net income before taxes to net income	x	1.535	x	1.552	x	1.590	x	1.580	x	1.592	x	1.600
Pref dividend requirements before income taxes		325		329		337		335		1,204		3,960
Fixed charges plus pref dividend requirements		$34,351		$41,702		$38,810		$37,197		$42,041		$36,550
RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		3.60		3.50		3.83		3.90		3.85		4.02